Exhibit 3.1

THE COMPANIES ACT (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM AND ARTICLES

OF

ASSOCIATION

OF

AgiiPlus Inc.

(adopted by a special resolution passed on August 16, 2021)

Filed: 26-Aug-2021 10:05 EST
www.verify.gov.ky File#: 371912	Auth Code: E45525114663

THE COMPANIES ACT (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

AgiiPlus Inc.

(As adopted by a special resolution passed on August 16, 2021)

1.	The name of the Company is AgiiPlus Inc..

2.	The Registered Office of the Company shall be at the offices of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands or at such other place in the Cayman Islands as the directors may at any time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

5.	The authorized share capital of the Company is US$50,000.00 divided into 500,000,000 shares of par value US$0.0001 each, including (i) 468,010,917 ordinary shares of par value US$0.0001 each (the “Ordinary Shares”), (ii) 14,829,919 series Pre-A convertible redeemable participating preferred shares of par value US$0.0001 each (the “Series Pre-A Preferred Shares”), (iii) 10,840,109 series A convertible redeemable participating preferred shares of par value US$0.0001 each (the “Series A Preferred Shares”), and (iv) 6,319,055 series A+ convertible redeemable participating preferred shares of par value US$0.0001 each (the “Series A+ Preferred Shares”), provided always that subject to the Companies Act and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

Filed: 26-Aug-2021 10:05 EST
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6.	If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 174 of the Companies Act and, subject to the provisions of the Companies Act and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7.	Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

Filed: 26-Aug-2021 10:05 EST
www.verify.gov.ky File#: 371912	Auth Code: E45525114663

THE COMPANIES ACT (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

AgiiPlus Inc.

(As adopted by a special resolution passed on August 16, 2021)

INTERPRETATION

1.	In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	shall have the meaning set forth in the Shareholders Agreement.

“Articles”	means these articles of association of the Company as originally formed or as from time to time altered by Special Resolution.

“Auditor”	means the Person for the time being performing the duties of auditor of the Company (if any).

“Automatic Conversion”	shall have the meaning set forth in Article 8.3(C) hereof.

“Board” or “Board of Directors”	means the board of directors of the Company.

“Business Day”	means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC, Singapore or Cayman Islands.

“CDL”	means CITY CONNECTED COMMUNITIES PTE. LTD.

“Charter Documents”	means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, memorandum of association, articles of association, bylaws, articles of organization, certificate of formation, limited liability company agreement, operating agreement, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

Filed: 26-Aug-2021 10:05 EST
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“Company”	means the above named company.

“Companies Act”	Companies Act (as amended) of the Cayman Islands.

“Control”	of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Conversion Price”	shall have the meaning set forth in Article 8.3(A) hereof.

“Convertible Promissory Note”	shall have the meaning set forth in the Shareholders Agreement.

“Convertible Securities”	shall have the meaning set forth in Article 8.3(E)(5)(a)(ii) hereof.

“Director”	means a director serving on the Board for the time being of the Company and shall include an alternate Director appointed in accordance with these Articles.

“Electronic Record”	has the same meaning as given in the Electronic Transactions Law (as amended).

“Equity Securities”	means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any contract providing for the acquisition of any of the foregoing.

Filed: 26-Aug-2021 10:05 EST
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“Excepted Issuances”	shall have the meaning set forth in Article 8.3(E)(5)(a)(iii) hereof.

“ESOP”	means the employee share incentive plan of the Company adopted pursuant to the Shareholders Agreement and these Articles.

“Founder”	shall have the meaning set forth in the Shareholders Agreement.

“Founder Holding Company”	shall have the meaning set forth in the Shareholders Agreement.

“Governmental Authority”	means any government of any nation or any federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order”	means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority

“Group Company”	means each of the Company, together with each Subsidiary of any of the foregoing, and “Group” refers to all of Group Companies collectively.

“Helan”	means KING INSPIRATION LIMITED.

“Hong Kong”	means Hong Kong Special Administrative Region of the People’s Republic of China.

“Huazhu”	means China Lodging Holdings Singapore Pte. Ltd..

Filed: 26-Aug-2021 10:05 EST
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“Intellectual Property”	means any and all (i) patents, patent rights and applications therefor and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and other intellectual property, (vi) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and (vii) the goodwill symbolized or represented by the foregoing.

“Interested Transaction”	shall have the meaning set forth in Article 86 hereof.

“Investors”	shall have the meaning set forth in the Shareholders Agreement.

“JVC”	the Joint Venture Contract of Shanghai Distrii dated 6 March 2019 among Shanghai Distrii, CDL and other parties thereto (“JVC”).

“Laws”	means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Lien”	means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by contract, understanding, law, equity or otherwise.

Filed: 26-Aug-2021 10:05 EST
www.verify.gov.ky File#: 371912	Auth Code: E45525114663

“Management Entities”	shall have the meaning set forth in the Shareholders Agreement.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“New Securities”	shall have the meaning set forth in Article 8.3(E)(5)(a)(iii) hereof.

“Options”	shall have the meaning set forth in Article 8.3(E)(5)(a)(i) hereof.

“Ordinary Resolution”	means a resolution passed by a simple majority of the votes cast calculated in accordance with Article 54 or, where passed by resolution in writing, by all Members entitled to vote unanimously, subject to Article 8.4B.

“Ordinary Share”	means an ordinary share of US$0.0001 par value per share in the capital of the Company having the rights attaching to it as set out herein.

“Original Issue Date”	means, the Series A+ Issue Date in the case of Series A+ Preferred Shares, the Series A Issue Date in the case of Series A Preferred Shares, and the Series Pre-A Issue Date in the case of Series Pre-A Preferred Shares.

“Original Issue Price”	means, the Series A+ Issue Price in the case of Series A+ Preferred Shares, the Series A Issue Price in the case of Series A Preferred Shares, and the Series Pre-A Issue Price in the case of Series Pre-A Preferred Shares.

“Ordinary Issue Price”	means RMB1.00 per share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events.

“Permitted Transferees”	shall have the meaning set forth in the Shareholders Agreement.

“Person”	means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

Filed: 26-Aug-2021 10:05 EST
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“Preferred Shares”	means the Series A+ Preferred Share, the Series A Preferred Share and the Series Pre-A Preferred Shares.

“PRC”	means the People’s Republic of China, but excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the islands of Taiwan.

“Principal Business”	shall have the meaning set forth in the Shareholders Agreement.

“Qualified IPO”	means the closing of a firm commitment underwritten public offering of the Ordinary Shares of the Company (or depositary receipts or depositary shares therefor) on the Stock Exchange of Hong Kong Limited, NASDAQ, New York Stock Exchange, Shanghai Stock Exchange, Shenzhen Stock Exchange or another recognized securities exchange agreed by the Founder, the holders of Series A Preferred Shares and the holders of Series A+ Preferred Shares of which:

(x) if the Qualified IPO is an independent IPO, the market capitalization of the Company immediately prior to such offering shall be no less than RMB1,500,000,000 and the gross proceeds (net of underwriting commissions and expenses) from the said offering shall be no less than RMB200,000,000;

(y) if the Qualified IPO is an IPO by merger or consolidation with a listed company, the valuation or the total acquisition price of the Company shall be no less than RMB1,500,000,000; or

(z) if the Qualified IPO is a back-door listing, the total acquisition price of the Company shall be no less than RMB1,500,000,000.

“Redemption Notice”	shall have the meaning set forth in Article 8.5(A) hereof.

“Redemption Price”	shall have the meaning set forth in Article 8.5(B) hereof.

“Registered Office”	means the registered office for the time being of the Company.

Filed: 26-Aug-2021 10:05 EST
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“Register of Members”	means the register maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.

“Relevant Member”	means a Member that has appointed a proxy in respect of all or some of its Shares by an irrevocable instrument in writing made pursuant to a Security Document.

“Series A+ Issue Date”	means, (with respect to the 3,907,893 Series A+ Preferred Shares issued to CDL for a purchase price of RMB50,000,000) the date of the 3,097,893 Series A+ Preferred Shares issued to CDL, (with respect to the 433,705 Series A+ Preferred Shares issued to Helan for a purchase price of RMB7,000,000) the date of the 433,705 Series A+ Preferred Shares issued to Helan, (with respect to the other Series A+ Preferred Shares) the date of the consideration paid by such holder of Series A+ Preferred Share or its Affiliate previously for its equities in Shanghai Distrii designated as Series A+ subscribed capital under the JVC, as applicable.

“Series A+ Issue Price”	means RMB16.14 per share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events).

“Series A+ Preferred Share”	means a Series A+ Preferred Share of par value US$0.0001 per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Series A Issue Date”	means, the date of the consideration paid by such holder of Series A Preferred Share or its Affiliate previously for its equities in Shanghai Distrii designated as Series A subscribed capital under the JVC.

“Series A Issue Price”	means RMB13.84 per share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events.

“Series A Preferred Share”	means a Series A Preferred Share of par value US$0.0001 per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

Filed: 26-Aug-2021 10:05 EST
www.verify.gov.ky File#: 371912	Auth Code: E45525114663

“Series Pre-A Issue Date”	means, the date of the consideration paid by such holder of Series Pre-A Preferred Share or its Affiliate previously for its equities in Shanghai Distrii designated as Pre-Series A subscribed capital under the JVC.

“Series Pre-A Issue Price”	means, with respect to the Series Pre-A Preferred Shares held by CDL, RMB10.25 per share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events; with respect to the Series Pre-A Preferred Shares held by Huazhu, RMB3.74 per share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events.

“Series Pre-A Preferred Share”	means a Series Pre-A Preferred Share of par value US$0.0001 per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Secured Party”	means CDL and Helan, or any receiver or nominee appointed by it (including their respective successors in title, permitted assigns of permitted transferees).

“Secured Share”	means any Share over which a Member has created a Lien pursuant to a Security Document.

“Security Document”	means an instrument in writing pursuant to which a Member has created a Lien in favour of CDL or Helan over one or more Shares securing (amongst other things) the Company’s obligations under the Convertible Promissory Note.

“Share” and “Shares”	means a share or shares in the capital of the Company and includes a fraction of a share.

“Shareholders Agreement”	means the Shareholders Agreement, dated August 16, 2021 among the Company, the Investors and certain other parties named therein, as amended.

“Shanghai Distrii”	means Shanghai Distrii Technology Development Co., Ltd.

Filed: 26-Aug-2021 10:05 EST
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“Special Resolution”	means a resolution passed by a two-thirds majority of votes cast calculated in accordance with Article 54 or, where passed by resolution in writing, by all Members entitled to vote unanimously, subject to Article 8.4B and the provisions of the Statue.

“Statute”	means the Companies Act of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in force.

“Subsidiary”	means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Trade Sale”	shall have the meaning set forth in the Shareholders Agreement.

2.	In the Articles:

2.1	words importing the singular number include the plural number and vice- versa;

2.2	words importing the masculine gender include the feminine gender;

2.3	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

2.4	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.5	any phrase introduced by the terms “including,” “include,” “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

2.6	the term “voting power” refers to the number of votes attributable to the Shares (on an as-converted basis) in accordance with the terms of the Memorandum and Articles;

2.7	the term “or” is not exclusive;

2.8	the term “including” will be deemed to be followed by, “but not limited to”;

2.9	the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive;

2.10	the term “day” means “calendar day”, and “month” means calendar month;

2.11	the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning;

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2.12	references to any documents shall be construed as references to such document as the same may be amended, supplemented or novated from time to time;

2.13	all references to dollars or to “US$” are to currency of the United States of America and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies); and

2.14	headings are inserted for reference only and shall be ignored in construing these Articles.

3.	For the avoidance of doubt, each other Article herein is subject to the provisions of Articles 8 and 67, and, subject to the requirements of the Statute, in the event of any conflict, the provisions of Articles 8 and 67 shall prevail over any other Article herein.

COMMENCEMENT OF BUSINESS

4.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit notwithstanding that any part of the Shares may not have been allotted. The Company shall have perpetual existence until wound up or struck off in accordance with the Statute and these Articles.

5.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES

6.	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in a general meeting) and to the provisions of Articles 8 and 9 and without prejudice to any rights, preferences and privileges attached to any existing Shares, (a) the Directors may allot, issue, grant options or warrants over or otherwise dispose of two classes of Shares to be designated, respectively, as Ordinary Shares and Preferred Shares; (b) the Preferred Shares may be allotted and issued from time to time in one or more series; and (c) the series of Preferred Shares shall be designated prior to their allotment and issue. In the event that any Preferred Shares shall be converted pursuant to Article 8.3 hereof, the Preferred Shares so converted shall be cancelled and shall not be re-issuable by the Company. Further, any Preferred Share acquired by the Company by reason of redemption, repurchase, conversion or otherwise shall be cancelled.

7.	The Company shall not issue Shares to bearer.

PREFERRED SHARES

8.	Certain rights, preferences and privileges of the Preferred Shares of the Company are as follows:

8.1	Dividends Rights.

Dividends out of funds legally available in that fiscal year may be declared pursuant to these Articles to be distributed among all the Members in proportion to the number of Ordinary Shares issuable to each such holder had all their Preferred Shares been converted to Ordinary Shares on a fully-diluted basis, as of the record date fixed for determining those entitled to receive such distribution.

Filed: 26-Aug-2021 10:05 EST
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8.2	Liquidation Rights.

A.	Liquidation Preferences.

In the event of any liquidation, dissolution or winding up (each a “Liquidation Event”) of the Company, whether voluntary or involuntary, all assets and funds of the Company legally available for distribution to the Members (after satisfaction of all creditors’ claims and claims that may be preferred by law) shall be distributed to the Members of the Company as follows:

(1) First, the holders of the Preferred Shares shall be entitled to receive, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of Ordinary Shares by reason of their ownership of such shares, for each Preferred Shares (as appropriately adjusted for any share dividend, share split, combination of Shares, reorganization, recapitalization, reclassification or other similar event) held by such holder, the amount equal to the sum of 100% of the applicable Original Issue Price (the “First Preference Amount”). If the assets and funds of the Company legally available for distribution among the holders of the Preferred Shares shall be insufficient to permit the payment to such holders of the full First Preference Amount, then such assets and funds of the Company legally available for distribution among the holders of the Preferred Shares shall be distributed ratably among the holders of the Preferred Shares in proportion to the aggregate First Preference Amount each such holder is otherwise entitled to receive pursuant to this subparagraph (1).

(2) Second, the holders of the Ordinary Shares shall be entitled to receive, on parity with each other, for each Ordinary Share (as appropriately adjusted for any share dividend, share split, combination of Shares, reorganization, recapitalization, reclassification or other similar event) held by such holder, the amount equal to the sum of 100% of the Ordinary Issue Price (collectively, the “Second Preference Amount”). If the assets and funds of the Company legally available for distribution among the holders of the Ordinary Shares shall be insufficient to permit the payment to such holders of the full Second Preference Amount, then the such assets and funds of the Company legally available for distribution among the holders of the Ordinary Shares shall be distributed ratably among the holders of the Ordinary Shares in proportion to the aggregate Second Preference Amount each such holder is otherwise entitled to receive pursuant to this subparagraph (2).

(3) Third, after paying in full the aggregate First Preference Amount of all the Preferred Shares and the aggregate Second Preference Amount of all the Ordinary Shares pursuant to Article 8.2A(1) and (2), if there are any assets or funds remaining after the aggregate First Preference Amount and the aggregate Second Preference Amount have been distributed or paid in full to the holders of the Preferred Shares and the Ordinary Shares pursuant to subparagraphs (1) and (2) above, the remaining assets and funds of the Company available for distribution to the Members shall be distributed ratably among all Members according to the relative number of Ordinary Shares (on an as-converted basis) held by such Member (including Preferred Shares on an as if converted basis).

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B. Termination. The provisions of this Article 8.2 shall terminate on the consummation of the Qualified IPO.

8.3 Conversion Rights

The holders of the Preferred Shares shall have the rights described below with respect to the conversion of the Preferred Shares into Ordinary Shares:

A. Conversion Ratio. The number of Ordinary Shares to which a holder shall be entitled upon conversion of each Preferred Share shall be the quotient of the applicable Original Issue Price divided by the then effective applicable Conversion Price. The “Conversion Price” for a Preferred Share shall initially be the applicable Original Issue Price of such Preferred Share and shall be adjusted from time to time as provided below. For the avoidance of doubt, the initial conversion ratio for the Preferred Shares to Ordinary Shares shall be 1:1, being no less than par value.

B. Optional Conversion. Subject to the Statute and these Articles, any Preferred Share may, at the option of the holder thereof, be converted at any time after the date of issuance of such shares, without the payment of any additional consideration, into fully-paid and non-assessable Ordinary Shares based on the then-effective applicable Conversion Price.

C. Automatic Conversion. Each class of Preferred Share shall automatically be converted, based on the then-effective applicable Conversion Price, without the payment of any additional consideration, into fully-paid and non assessable Ordinary Shares upon the Qualified IPO. Any conversion pursuant to this Article 8.3(C) shall be referred to as an “Automatic Conversion”.

D. Conversion Mechanism. The conversion hereunder of the Preferred Shares shall be effected in the following manner:

(1) Except as provided in Articles 8.3(D)(2) and 8.3(D)(3) below, before any holder of any Preferred Shares shall be entitled to convert the same into Ordinary Shares, such holder shall surrender the certificate or certificates therefor at the office of the Company or of any transfer agent for such share to be converted and shall give notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Ordinary Shares are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of applicable Preferred Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Preferred Shares to be converted, the Register of Members of the Company shall be updated accordingly to reflect the same, and the Person or Persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date. All Ordinary Shares issuable upon conversion of the Preferred Shares will upon issuance be duly and validly issued and fully paid and non assessable, free of all Liens and charges and not subject to any preemptive rights.

(2) If the conversion is in connection with an underwritten public offering of securities, the conversion will be conditioned upon the closing with the underwriter(s) of the sale of securities pursuant to such offering and the Person(s) entitled to receive the Ordinary Shares issuable upon such conversion shall not be deemed to have converted the applicable Preferred Shares until immediately prior to the closing of such sale of securities.

(3) Upon the occurrence of an event of Automatic Conversion, all holders of Preferred Shares to be automatically converted will be given at least 10 days’ prior written notice of the date fixed (which date shall in the case of an Automatic Conversion effected pursuant to Article 8.3(c) be the latest practicable date immediately prior to the closing of the Qualified IPO) for Automatic Conversion of all such Preferred Shares pursuant to this Article 8.3(D). On or before the date fixed for conversion, the holders of the Preferred Shares shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Preferred Shares. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of Ordinary Shares into which the Preferred Shares surrendered were convertible on the date on which such Automatic Conversion occurred. Upon such Automatic Conversion, the Preferred Shares shall be converted automatically into Ordinary Shares without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates for any Ordinary Shares issuable upon the Automatic Conversion of any Preferred Shares unless the certificate or certificates evidencing such Preferred Shares are either delivered to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate.

Filed: 26-Aug-2021 10:05 EST
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(4) The Company may effect the conversion of Preferred Shares in any manner available under applicable law, including redeeming or repurchasing the relevant Preferred Shares and applying the proceeds thereof towards payment for the new Ordinary Shares. For purposes of the repurchase or redemption, the Company may, subject to the Company being able to pay its debts in the ordinary course of business, make payments out of its capital.

(5) No fractional Ordinary Shares shall be issued upon conversion of any Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall at the discretion of the Board of Directors either (i) pay cash equal to such fraction multiplied by the fair market value for the applicable Preferred Share as determined and approved by the Board of Directors, or (ii) issue one whole Ordinary Share for each fractional share to which the holder would otherwise be entitled.

(6) Upon conversion, all declared but unpaid share dividends on the applicable Preferred Shares shall be paid in shares and all declared but unpaid cash dividends on the applicable Preferred Shares shall be paid either in cash or by the issuance of further Ordinary Shares with a value equal to such cash amount, at the option of the holders of the applicable Preferred Shares.

E.	Adjustment of Conversion Price.

The Conversion Price shall be adjusted from time to time as provided below:

(1) Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the issued and outstanding Ordinary Shares, the applicable Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the issued and outstanding Ordinary Shares into a smaller number of shares, the applicable Conversion Price in effect immediately prior to such combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(2) Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in additional Ordinary Shares, the applicable Conversion Price then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such conversion price by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

(3) Adjustments for Other Dividends. If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in securities of the Company other than Ordinary Shares or any other asset or property (other than cash), then, and in each such event, provision shall be made so that, upon conversion of any applicable Preferred Share thereafter, the holder thereof shall receive, in addition to the number of Ordinary Shares issuable thereon, the amount of securities of the Company or other asset or property which the holder of such share would have received in connection with such event had the applicable Preferred Shares been converted into Ordinary Shares immediately prior to such event, all subject to further adjustment as provided herein.

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(4) Adjustments for Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a liquidation in Article 8.2), then in any such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such shares would have received in connection with such event had the relevant Preferred Shares been converted into Ordinary Shares immediately prior to such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.

(5) Adjustments to Conversion Price for Dilutive Issuance.

(a) Special Definition. For purpose of this Article 8.3(E)(5), the following definitions shall apply:

(i) “Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii) “Convertible Securities” shall mean any indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares, excluding the Convertible Promissory Note.

(iii) “New Securities” shall mean all Equity Securities issued (or, pursuant to Article 8.3(E)(5)(c), deemed to be issued) by the Company after the date on which these Articles are adopted, other than the following issuances (collectively, the “Excepted Issuances”):

(i) any Ordinary Shares issued or issuable to officers, directors, employees and consultants of the Group Companies pursuant to the ESOP;

(ii) any securities issued in connection with any share split, share dividend or other similar event, in each case approved in accordance with the Shareholders Agreement and these Memorandum and Articles;

(iii) any Equity Securities issued pursuant to a Qualified IPO;

(iv) any Equity Securities issued to CDL or Helan upon exchange of the principal (or any part thereof) of the Convertible Promissory Note in accordance with its terms;

(v) any Equity Securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity, in any case, as duly approved in accordance with the Shareholders Agreement and these Articles.

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(b) No Adjustment of Conversion Price. No adjustment in the applicable Conversion Price shall be made in respect of the issuance of New Securities unless the consideration per Ordinary Share (determined pursuant to Article 8.3(E)(5)(e) hereof) for the New Securities issued or deemed to be issued by the Company is less than the applicable Conversion Price in effect immediately prior to such issuance, as provided for by Article 8.3(E)(5)(d). No adjustment or readjustment in the applicable Conversion Price otherwise required by this Article 8.3 shall affect any Ordinary Shares issued upon conversion of any applicable Preferred Share prior to such adjustment.

(c) Deemed Issuance of New Securities. In the event the Company at any time or from time to time after the date hereof shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any series or class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number for anti-dilution adjustments) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities or the exercise of such Options, shall be deemed to be New Securities issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that such New Securities shall not be deemed to have been issued unless the consideration per Ordinary Share (determined pursuant to Article 8.3(E)(5)(e) hereof) of such New Securities would be less than the applicable Conversion Price as provided for by Article 8.3(E)(5)(d) in effect immediately prior to such issue or record date, as the case may be, and provided further that in any such case in which New Securities are deemed to be issued:

(i) no further adjustment in the applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities or upon the subsequent issue of Options for Convertible Securities or Ordinary Shares;

(ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Company, or change in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the then effective applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect such change insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii) no readjustment pursuant to Article 8.3(E)(5)(c)(ii) shall have the effect of increasing the then effective applicable Conversion Price to an amount which exceeds the applicable Conversion Price that would have been in effect had no adjustments in relation to the issuance of the Options or Convertible Securities as referenced in Article 8.3(E)(5)(c)(ii) been made;

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(iv) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities that have not been exercised, the then effective applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

1) in the case of Convertible Securities or Options for Ordinary Shares, the only New Securities issued were the Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of such exercised Options plus the consideration actually received by the Company upon such exercise or for the issue of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

2) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the New Securities deemed to have been then issued was the consideration actually received by the Company for the issue of such exercised Options, plus the consideration deemed to have been received by the Company (determined pursuant to Article 8.3(E)(5)(e)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(v) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the applicable Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the applicable Conversion Price shall be adjusted pursuant to this Article 8.3(E)(5)(c) as of the actual date of their issuance.

(d) Adjustment of Conversion Price upon Issuance of New Securities. In the event of an issuance of New Securities, at any time after the date hereof, for a consideration per Ordinary Share received by the Company (net of any selling concessions, discounts or commissions) less than the applicable Conversion Price in effect immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to an amount determined in accordance with the following formula:

CP2=CP1*(A+B)/(A+C).

For purposes of the foregoing formula, the following definitions shall apply:

CP2 shall mean the applicable Conversion Price in effect immediately after such issue of New Securities;

CP1 shall mean the applicable Conversion Price in effect immediately prior to such issue of New Securities;

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“A” shall mean the number of Ordinary Shares outstanding immediately prior to such issue of New Securities, treating for this purpose as outstanding all Ordinary Shares issuable upon exercise of options outstanding immediately prior to such issue or upon conversion or exchange of equity securities (including the Preferred Shares) outstanding immediately prior to such issue;

“B” shall mean the number of Ordinary Shares that would have been issued if such New Securities had been issued at a price per Share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

“C” shall mean the number of such New Securities issued in such transaction.

(e) Determination of Consideration. For purposes of this Article 8.3(E)(5), the consideration received by the Company for the issuance of any New Securities shall be computed as follows:

(i) Cash and Property. Such consideration shall:

1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends and excluding any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance of any New Securities;

2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined and approved in good faith by the Board of Directors; provided, however, that no value shall be attributed to any services performed by any employee, officer or director of any Group Company;

3) in the event New Securities are issued together with other Shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received which relates to such New Securities, computed as provided in clauses 1) and 2) above, as reasonably determined in good faith by the Board of Directors.

(ii) Options and Convertible Securities. The consideration per Ordinary Share received by the Company for New Securities deemed to have been issued pursuant to Article 8.3(E)(5)(c) hereof relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities (determined in the manner described in paragraph (i) above), plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by (y) the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

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(6) Other Dilutive Events. In case any event shall occur as to which the other provisions of this Article 8.3(E) are not strictly applicable, but the failure to make any adjustment to the applicable Conversion Price would not fairly protect the conversion rights of the holders of the Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the Board of Directors, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 8.3(E), necessary to preserve, without dilution, the conversion rights of the holders of such Preferred Shares.

(7) No Impairment. The Company will not, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, amalgamation, scheme of arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 8.3 and in the taking of all such action as may be necessary or appropriate to protect the conversion rights of the holders of Preferred Shares against impairment.

(8) Certificate of Adjustment. In the case of any adjustment or readjustment of the Conversion Price, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall deliver such certificate by notice to each registered holder of Preferred Shares, at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any New Securities issued or sold or deemed to have been issued or sold, (ii) the number of New Securities issued or sold or deemed to be issued or sold, (iii) the applicable Conversion Price in effect before and after such adjustment or readjustment, and (iv) the type and number of Equity Securities of the Company, and the type and amount, if any, of other property which would be received upon conversion of Preferred Shares after such adjustment or readjustment.

(9) Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment set forth in this Article 8.3(E), the Company shall give notice to the holders of the relevant Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the applicable Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of the relevant Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

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(10) Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all issued and outstanding Preferred Shares. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then issued and outstanding Preferred Shares, in addition to such other remedies as shall be available to the holders of Preferred Shares, the Company and its Members will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose.

(11) Notices. Any notice required or permitted pursuant to this Article 8.3 shall be given in writing and shall be given in accordance with Articles 112 through 115.

(12) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or allotment of Ordinary Shares upon conversion of the Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and allotment of Ordinary Shares in a name other than that in which such Preferred Share so converted were registered.

8.4 Voting Rights.

A. General Rights. Subject to the provisions of the Memorandum and these Articles, at all general meetings of the Company: (a) the holder of each Ordinary Share issued and outstanding shall have one vote in respect of each Ordinary Share held, and (b) the holder of a Preferred Share shall be entitled to such number of votes as equals the whole number of Ordinary Shares into which such holder’s collective Preferred Shares are convertible immediately after the close of business on the record date of the determination of the Company’s Members entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s Members is first solicited. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as converted basis (after aggregating all shares into which the Preferred Shares held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). To the extent that the Statute or the Articles allow the Preferred Shares to vote separately as a class or series with respect to any matters, the Preferred Shares, shall have the right to vote separately as a class or series with respect to such matters.

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B. Protective Provisions. Notwithstanding anything to the contrary contained herein or in the Charter Documents of the Company, (a) each Group Company shall not take, permit to occur, approve, authorize, or agree or commit to, and the shareholders of the Company shall not permit any Group Company to, do any of the items (i) to (xvi) below without the approval of each Investor Director who is present at the Board meeting, and (b) each Group Company shall not take, permit to occur, approve, authorize, or agree or commit to, and the shareholders of the Company shall not permit any Group Company to, do any of the items (iv) to (vii) below without the approval of each Director who is present at the Board meeting:

(i) formulating or making any amendment to any annual budget of the Group Company which shall be consolidated in a single document (such annual budget shall at least include any single capital expenditure and employees’ compensation in excess of RMB 20,000,000) and the change to any single budget by more than 25%;

(ii) the sale, transfer, lease, license (excluding the non-exclusive license provided to customers and partners in the normal course of operation), mortgage, pledge or disposal of assets of the Group Company which are (a) any trademark, patent or other Intellectual Property owned by the Company; (b) any equity in any of its Subsidiary; or (c) tangible assets (including cash flow) with a market value in excess of RMB20,000,000;

(iii) provide or make any credit or loan to any entity (including any loan to any employee of the company under the employee loan plan), except for (a) grant of loans to the Subsidiaries of which 50% or more of the equity is held by the Group Company at the accumulated amount in one accounting year not exceeding RMB 50,000,000, (b) working reserve fund provided to employees with a single item of no more than RMB 350,000 and a total balance of no more than RMB 1,000,000, (c) deposits in banks or other financial institutions, (d) advance payment paid in normal business operation;

(iv) any amendment to the Memorandum and Articles or other Charter Documents of the Group Company;

(v) increase or decrease the authorized number of Ordinary Shares or any class of Preferred Shares; any issuance of any Equity Security of the Group Company, any issuance of any bonds convertible into the Equity Interests of the Group Company;

(vi) the merger, consolidation, spin-off, dissolution or liquidation of the Group Company;

(vii) change the organizational form of the Group Company, or entry into any transaction constituting a Trade Sale, or issue securities;

(viii) any material change to the Principal Business of the Group Company, any commencement or investment of a new business out of the scope of the Principal Business of the Group Company;

(ix) any equity investment, establishment of joint venture or investment in the form of acquisition or others, or establishment of any new brand, in an amount exceeding RMB 30,000,000 in a single transaction or in aggregate during any financial year out of the annual budget approved by the Board;

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(x) any indictment, involvement, response, waiver, commencement or settlement of any litigation or arbitration or administrative proceedings in connection with Intellectual Property of the Group Company;

(xi) issuance of any bond or any borrowing by the Group Company in an amount exceeding RMB 50,000,000 in a single transaction or exceeding RMB 90,000,000 in the aggregate during any financial year;

(xii) any guarantee provided by the Group Company, except for the guarantee for any Subsidiary of which at least 50% of the equity is directly or indirectly held by the Group Company and provided that the sum of the amount of the corresponding debt secured by such guarantee and the amount of loan provided by the Group Company in accordance with Article 8.4 B. (iii) does not exceed RMB 50,000,000;

(xiii) any single transaction or series of transactions (including but not limited to providing loans, guarantees or compensations to shareholders, directors, managers and employees) between the Group Company and any shareholder, director, officer or employee of any Group Company or any Affiliate of any such Person;

(xiv) any material change of the accounting systems and accounting policies of the Group Company, or any appointment or removal of any auditor of the Group Company;

(xv) any ESOP; and

(xvi) any dividend plan or loss recovery plan of the Group Company.

8.5 Redemption Rights.

A. Each holder of the Preferred Shares then outstanding may require the Company to redeem all or part of the Preferred Shares (except the Series Pre-A Preferred Shares held by Huazhu) then outstanding in accordance with this Article 8.5 by giving written notice (“Redemption Notice”) to the Company specifying the number of Preferred Shares to be redeemed (“Redeemed Shares”) and the redemption date on which such Preferred Shares are to be redeemed, being a date that is at least one hundred and twenty (120) calendar days after the date of the first Redemption Notice. Upon receipt of the first Redemption Notice, the Company shall within five (5) Business Days give a written notice of the redemption request to each of the other holders of the Preferred Shares (“Non-requesting Preferred Shareholder”), stating the existence of such request, the redemption date specified in the first Redemption Notice (“Redemption Date”) and the mechanics of redemption. Each of the Non-requesting Preferred Shareholder who has the right of redemption pursuant to this Article 8.5 may also elect to require the Company to redeem all or a portion of their Preferred Shares by delivering a separate Redemption Notice to the Company setting forth the number of Preferred Shares it wishes to have the Company redeem therefrom on the Redemption Date. Any of the events that triggers the redemption pursuant to Article 8.5(B) and 8.5(C) (as the case may be) shall be referred to as the “Redemption Event”. The applicable aggregate redemption amount pursuant to Article 8.5 shall be referred to as the “Redemption Amount”.

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B. Each holder of the Series A+ Preferred Shares and Series A Preferred Shares then outstanding shall have the right (but not the obligation) to require the Company to redeem all or part of its Series A+ Preferred Shares or Series A Preferred Shares then outstanding upon the occurrence of any of the following events:

(i) a Qualified IPO is not consummated on or before December 25, 2024;

(ii) the Founder or Founder Holding Company ceases to be the Person holding or controlling the largest voting power in the Company;

(iii) the Founder, Founder Holding Company or any Management Entity has breached his or its full time commitment or non-competition obligation under Section 7.2 of the Shareholders Agreement;

(iv) the Company, Founder Holding Company, any Management Entity or Founder is in material breach of any of the provisions in these Articles of Association or the Shareholders Agreement, and such breach, if curable, has not been cured within sixty (60) days of such notice stating the breach.

Notwithstanding the forgoing, if any of the above-mentioned events occurred with the consent of a holder of Series A+ Preferred Shares or Series A Preferred Shares, such holder shall not, on the ground of the occurrence of such event, require the Company to redeem the Series A+ Preferred Shares or Series A Preferred Shares held by such holder pursuant to this Article 8.5(B).

C. With respect of each Series Pre-A Preferred Shares held by CDL then outstanding, CDL shall have the right (but not the obligation) to require the Company to redeem all or part of its Series Pre-A Preferred Shares then outstanding upon the occurrence of any of the following events:

(i) the Founder or Founder Holding Company ceases to be the Person holding or controlling the largest voting power in the Company;

(ii) the Founder, Founder Holding Company or any Management Entity has breached his or its full time commitment or non-competition obligation under Section 7.2 of the Shareholders Agreement;

(iii) the Company, Founder Holding Company, any Management Entity or Founder is in material breach of any of the provisions in these Articles of Association or the Shareholders Agreement and such breach, if curable, has not been cured within sixty (60) days of such notice stating the breach.

Notwithstanding the forgoing, if any of the above-mentioned events occurred with the consent of CDL, CDL shall not, on the ground of the occurrence of such event, require the Company to redeem the Series Pre-A Preferred Shares held by CDL pursuant to this Article 8.5(C).

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D. On the Redemption Date, the Company shall redeem the number of Preferred Shares specified in each Redemption Notice at a price calculated as below (“Redemption Price”):

(i) with respect to Series A+ Preferred Shares, a price equal to the higher of the prices calculated under items (a) and (b) below:

(a)	Series A+ Issue Price × (1 + 8%* Investment Term) × number of redeemed Series A+ Preferred Shares – X

X = profit distributions actually received by such holder of Series A+ Preferred Shares from the Company in respect of the redeemed Series A+ Preferred Shares as of the date of payment of the relevant Redemption Price to the account of such holder of Series A+ Preferred Shares;

(b)	the fair market price of the redeemed Series A+ Preferred Share as of the date of the Redemption Notice.

(ii) with respect to Series A Preferred Shares, a price equal to the higher of the prices calculated under items (a) and (b) below:

(a)	Series A Issue Price × (1 + 8%* Investment Term) × number of redeemed Series A Preferred Shares - X

X = profit distributions actually received by such holder of Series A Preferred Shares from the Company in respect of the redeemed Series A Preferred Shares as of the date of payment of the relevant Redemption Price to the account of such holder of Series A Preferred Shares;

(b)	the fair market price of the redeemed Series A Preferred Share as of the date of the Redemption Notice.

(iii) with respect to Series Pre-A Preferred Shares held by CDL, a price calculated pursuant to the formula set forth as below:

n

Price=[ ∑(Ci + Ci×12.5%×Ti )] – X

i=1

For the purpose of this formula:

“n” shall mean the total number of installments of the consideration paid by CDL previously for CDL’s equities in Shanghai Distrii Technology Development Co., Ltd. (“Shanghai Distrii”) prior to the Exercise Day.

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“Ci” shall mean the consideration paid by CDL for the ith time for the purpose of acquiring equity interest in the Shanghai Distrii; in particular, with respect to the equity interest acquired by CDL by reason of equity compensation under the previous investment documents of Shanghai Distrii and transferred by Shanghai Jingli Investment Partnership (L.P.) to CDL that represents Renminbi Two Hundred and One Thousand Six Hundred and Twenty-Six (RMB201,626) of the registered capital of Shanghai Distrii (“CDL’s Compensation Equity”), its Ci shall be Renminbi Two Million Sixty-Six Thousand Six Hundred and Sixty-Six Point Five (RMB2,066,666.50); or (if CDL has exited from the Company in part prior to the Exercise Day) the portion of such consideration in proportion to any remaining Series Pre-A Preferred Shares held by CDL.

“Ti” with respect to a given Ci, shall mean, the number of years from the time when CDL pays such Ci (with respect to CDL’s Compensation Equity, from the date of completion of industrial and commercial registration of such equity transfer) till the Exercise Day; such number of years shall be rounded to two decimal points.

“Exercise Day” shall mean the date when the relevant parties enter into the share repurchase agreement for the transfer of the Series Pre-A Preferred Shared redeemed by CDL.

“X” shall mean the total amount of the dividends (if any) received by CDL prior to the Exercise Day.

For the purpose of this Article 8.5, “Investment Term” means the number of days from the applicable Original Issue Date to the date a holder of relevant Preferred Shares receives the Redemption Price, divided by 365 and rounded up to the nearest two decimal places.

ORDINARY SHARES

9.	Certain rights, privileges and limitations of the Ordinary Shares of the Company are as follows:

9.1.	Dividend Provision.

The holders of the Ordinary Shares shall, subject to the Statute and these Articles, be entitled to receive, when, as and if declared by the Board, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board and only after the full payment of all declared but unpaid dividends due on shares ranking in priority to the Ordinary Shares (including the Preferred Shares).

9.2.	Liquidation.

Upon a Liquidation Event of the Company, the assets of the Company shall be distributed as provided in Article 8.2.

9.3.	Voting Rights.

The holder of each Ordinary Share shall have the right to one vote with respect to such Ordinary Share, and shall be entitled to notice of any Members’ meeting in accordance with these Articles, and shall be entitled to vote upon such matters and in such manner as may be provided for in these Articles.

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REGISTER OF MEMBERS

10.	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute. The Register of Members shall be the only evidence as to who are the Members entitled to examine the Register of Members, the list required to be sent to Members under Article 42, or the other books and records of the Company, or to vote in person or by proxy at any meeting of Members.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

11.	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Board of Directors may provide that the Register of Members shall be closed for transfers for a stated period that shall not in any case exceed forty (40) days. If the Register of Members shall be closed for the purpose of determining Members entitled to notice of, or to vote at, a meeting of Members, the Register of Members shall be closed for at least ten (10) days immediately preceding the meeting and the record date for such determination shall be the date of the closure of the Register of Members.

12.	In lieu of, or apart from, closing the Register of Members, the Board of Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members, or any adjournment thereof, and for the purpose of determining the Members entitled to receive payment of any dividend, the Board of Directors may, at or within ninety (90) days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

13.	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

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CERTIFICATES FOR SHARES

14.	Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other Person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

15.	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

16.	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

TRANSFER OF SHARES

17.	Subject to clause 17A, the Shares of the Company are subject to transfer restrictions as set forth in the Shareholders Agreement and such other agreements by and among the Company and certain of its Members. The Company will only register transfers of Shares that are made in accordance with such agreements and will not register transfers of Shares that are made in violation of such agreements.

17A.	Notwithstanding anything to the contrary contained in the Memorandum or these

Articles:

(a)	the Directors shall not decline to register, nor suspend registration of, any transfer of a Secured Share to any Person made pursuant to an enforcement of the relevant Security Document;

(b)	the Directors must promptly register any transfer of a Secured Share to any Person made pursuant to an enforcement of the relevant Security Document;

(c)	no fee is payable in relation to the registration of any transfer of any Secured Share made under, or in connection with, the relevant Security Document; and

(d)	a certificate from an authorised signatory or agent of the relevant Secured Party that a transfer of a Share is being made under, or in connection with, the relevant Security Document will (in the absence of fraud) be conclusive evidence of that fact, provided that, no transfer of a Secured Share may be made at any time without the prior written consent of the relevant Secured Party.

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18.	The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and, if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

REDEMPTION AND REPURCHASE OF SHARES

19.	Subject to the provisions of the Statute and these Articles, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company; provided that none of the Preferred Shares is liable to be redeemed at the option of the Company (except in relation to the conversion thereof pursuant to Article 8.3).

20.	Subject to the provisions of the Statute and these Articles (including Article 21A), the Directors may authorize the purchase by the Company of its own Shares in such manner and on such terms as they think fit.

21.	Subject to the provisions of the Statute and these Articles, the Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

21A. Notwithstanding anything to the contrary contained in the Memorandum or these

Articles:

(a)	the Company shall recognise the rights of a Secured Party in respect of the relevant Secured Shares pursuant to the terms of the relevant Security Document;

(b)	the Company may not purchase, redeem or otherwise acquire any Secured Share without the prior written consent of the relevant Secured Party; and

(c)	no provisions in the Memorandum or these Articles in respect of pre-emption rights, liens, rights of forfeiture or calls on shares shall apply to any Secured Share.

VARIATION OF RIGHTS OF SHARES

22.	Subject to Articles 8 and 67, if at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) shall not be varied without the consent in writing of holders of at least two-thirds (2/3) of the issued shares of that class or series.

23.	Subject to Article 8, the rights conferred upon the holders of the Shares shall not, unless otherwise expressly provided by the terms of issue of the Shares, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith and the provisions of these Articles relating to general meetings shall apply to, to the extent applicable, every class meeting of the holders of separate class of Shares except the necessary quorum shall be one or more Persons holding or representing by proxy at least a majority of the issued Shares of such class and that any holder of Shares of such class present in person or by proxy may demand a poll.

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COMMISSION ON SALE OF SHARES

24.	The Company may, with the approval of the Board, pay a commission to any Person in consideration of his or her subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON- RECOGNITION OF INTERESTS

25.	The Company shall not be bound by or compelled to recognise in any way (even when having notice thereof) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

TRANSMISSION OF SHARES

26.	If a Member dies, the survivor or survivors where such Member was a joint holder, and his or her legal personal representatives where such Member was a sole holder, shall be the only Persons recognised by the Company as having any title to such Member’s interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share that had been jointly held by such Member.

27.	Any Person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some Person nominated by him or her as the transferee. If he or she elects to become the holder, he or she shall give written notice to the Company to that effect but the Directors shall, in any case, have the same right to decline or suspend registration as they would have had in the case of a transfer by that Member before his death or bankruptcy, as the case may be.

28.	If the Person so becoming entitled shall elect to be registered as the holder, such Person shall deliver or send to the Company a notice in writing signed by such Person stating that he or she so elects.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND ALTERATION OF CAPITAL

29.	Subject to Article 8, the Company may by Ordinary Resolution:

29.1	increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

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29.2	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

29.3	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value;

29.4	cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any Person; and

29.5 perform any action not required to be performed by Special Resolution.

30.	Subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, and subject further to Article 8, the Company may by Special Resolution:

30.1 change its name;

30.2 alter or add to these Articles;

30.3 alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

30.4 reduce its share capital and any capital redemption reserve fund.

REGISTERED OFFICE

31.	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

GENERAL MEETINGS

32.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

33.	The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings, the report of the Directors (if any) shall be presented.

34.	The Company may hold an annual general meeting, but shall not (unless required by Statute) be obliged to hold an annual general meeting.

35.	The Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

36.	A Members requisition is a requisition of Members of the Company holding, on the date of deposit of the requisition, not less than 10 per cent. of the aggregate voting power of all of the Shares of the Company (on an as if converted basis) of the Company entitled to attend and vote at general meetings of the Company.

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37.	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

38.	If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

39.	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

40.	At least ten (10) Business Days’ written notice shall be given of any general meeting unless such notice is waived either before, at or after such meeting by (i) the Members (or their proxies) holding a majority of the aggregate voting power of all of the Ordinary Shares entitled to attend and vote thereat (excluding the Preferred Shares on an as converted basis), and (ii) the Members (or their proxies) holding a majority of the aggregate voting power of all of the Preferred Shares. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed by (i) the Members (or their proxies) holding a majority of the aggregate voting power of all of the Ordinary Shares entitled to attend and vote thereat (excluding the Preferred Shares on an as converted basis), and (ii) the Members (or their proxies) holding a majority of the aggregate voting power of all of the Preferred Shares.

41.	[Intentionally left blank]

42.	The officer of the Company who has charge of the Register of Members of the Company shall prepare and make, at least two (2) days before every general meeting, a complete list of the Members entitled to vote at the general meeting, arranged in alphabetical order, and showing the address of each Member and the number of shares registered in the name of each Member. Such list shall be open to examination by any Member for any purpose germane to the meeting, during ordinary business hours, for a period of at least two (2) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member of the Company who is present.

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PROCEEDINGS AT GENERAL MEETINGS

43.	The holders of a majority of the aggregate voting power of all of the Ordinary Shares entitled to notice of and to attend and vote at such general meeting and each of the Investors together present in person or by proxy or if a company or other non-natural Person by its duly authorised representative shall be a quorum. Subject to Article 46, no business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business.

44.	A Person may participate at a general meeting by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other. Participation by a Person in a general meeting in this manner is treated as presence in person at that meeting.

45.	Subject to Article 8, a resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorized representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

46.	A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any general meeting, the Members (or their proxies) holding a majority of the aggregate voting power of all of the Shares of the Company represented at the meeting may adjourn the meeting from time to time, until a quorum shall be present or represented; provided that, if notice of such meeting has been duly delivered to all Members five (5) Business days prior to the scheduled meeting in accordance with the notice procedures hereunder, and the quorum is not present within one hour from the time appointed for the meeting solely because of the absence of any Member, the meeting shall be adjourned to the seventh (7th) following Business Day at the same time and place (or to such other time or such other place as the directors may determine) with notice delivered to all Members three (3) Business Days prior to the adjourned meeting in accordance with the notice procedures under Articles 111 through 115 and, if at the adjourned meeting, the quorum is not present within one half hour from the time appointed for the meeting solely because of the absence of any Member, then the presence of such holders shall not be required at such adjourned meeting for purposes of establishing a quorum. At such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally notified.

47.	The Chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he or she shall not be present within ten (10) minutes after the time appointed for the holding of the meeting, or is unwilling or unable to act, the Directors present shall elect one of their number, or shall designate a Member, to be chairman of the meeting.

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48.	With the consent of a general meeting at which a quorum is present, the Chairman may (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned, notice of the adjourned meeting shall be given as in the case of an original meeting.

49.	A resolution put to the vote of the meeting shall be decided on a show of hands unless before or on the declaration of the result of the show of hands, the Chairman demands a poll, or any other Member or Members collectively present in person or by proxy and holding at least a majority of the aggregate voting power of all of the Shares of the Company entitled to attend and vote at the meeting demand a poll.

50.	Unless a poll is duly demanded, a declaration by the Chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority and an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

51.	The demand for a poll may be withdrawn.

52.	A poll shall be taken as the Chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

53.	A poll demanded on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

VOTES OF MEMBERS

54.	Except as otherwise required by law or these Articles, the Ordinary Shares and the Preferred Shares shall vote together on an as converted basis on all matters submitted to a vote of Members.

55.	In the case of joint holders of record, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

56.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his or her committee, receiver, or other Person on such Member’s behalf appointed by that court, and any such committee, receiver, or other Person may vote by proxy.

57.	No Person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a series of Shares unless he or she is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by such Member in respect of Shares have been paid.

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58.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the Chairman whose decision shall be final and conclusive.

59.	On a poll or on a show of hands, votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy, the instrument of proxy shall state which proxy is entitled to vote on a show of hands.

60.	A Member holding more than one Share need not cast the votes in respect of his or her Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him or her, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he or she is appointed either for or against a resolution and/or abstain from voting.

PROXIES

61.	The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his or her attorney duly authorised in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Member of the Company.

62.	The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, no later than the time for holding the meeting or adjourned meeting. The Chairman may in any event, at his or her discretion, direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

63.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

64.	Subject to Article 64A, votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting or adjourned meeting at which it is sought to use the proxy.

64A.	Where any Member is a Relevant Member:

(d)	the instrument of proxy may not be revoked by the Relevant Member without the prior written consent of the proxy;

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(e)	the instrument of proxy will not be revoked by the Relevant Member attending any meeting of the Members, and if the Relevant Member does attend a meeting of Members, the Relevant Member may not exercise the voting rights attaching to the Shares to which the instrument of proxy relates; and

(f)	the Relevant Member may not sign any resolution of Members made in writing otherwise than through the proxy it has so appointed

CORPORATE MEMBERS

65.	Any corporation or other non-natural Person that is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such Person as it thinks fit to act as its representative at any meeting of the Company or any class of Members, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he or she represents as the corporation could exercise if it were an individual Member.

SHARES THAT MAY NOT BE VOTED

66.	Shares in the Company that are beneficially owned by the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of issued and outstanding Shares at any given time.

APPOINTMENT OF DIRECTORS

67.	The authorized number of directors on the Board shall be up to seven (7) directors, with the composition of the Board determined as follows: (a) the Founder shall have the right to appoint four (4) directors (the “Ordinary Directors”), one of whom will be the chairman of the Board (the “Chairman”), (b) Huazhu shall have the right to appoint one (1) director (“Huazhu Director”), (c) CDL shall have the right to appoint one (1) director (“CDL Director”), (d) Helan shall have the right to appoint one (1) director (“Helan Director”, together with Huazhu Director, CDL Director, the “Investor Directors” and each an “Investor Director”). Subject to Article 8.4B, all actions of the Board shall require the affirmative votes of at least a majority of all directors. The right of Huazhu, CDL and Helan to appoint an Investor Director under this Article 67 shall automatically terminate if such Investor and its Affiliates ceases to hold more than ten percent (10%) (excluding 10%) of the then issued and outstanding Equity Securities (calculated on a fully-diluted and as-converted basis) of the Company. Upon a motion to remove any Director from the Board in accordance with this Article 67, each Party agrees to vote in favor of such motion to effect removal of such Director from the Board.

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68.	POWERS OF DIRECTORS

Subject to the provisions of the Statute, the Memorandum and these Articles and to any directions given by Special Resolution, the business of the Company shall be managed by or under the direction of the Directors who may exercise all the powers of the Company; provided, however, that the Company shall not carry out any action inconsistent with Articles 8 or 9. No alteration of the Memorandum or these Articles and no such direction shall invalidate any prior act of the Directors that would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

69.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

70.	Subject to provisions of these Articles and the Shareholders Agreement, the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

71.	Subject to provisions of these Articles and the Shareholders Agreement, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture shares, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

VACATION OF OFFICE AND REMOVAL OF DIRECTOR

72.	The office of a Director shall be vacated if:

72.1	such Director gives notice in writing to the Company that he or she resigns the office of Director; or

72.2	such Director dies, becomes bankrupt or makes any arrangement or composition with such Director’s creditors generally; or

72.3	such Director is found to be or becomes of unsound mind;

72.4	such Director fails to attend three (3) consecutive Board meetings without reasonable cause.

73.	Any Director who shall have been elected by a specified group of Members may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of such specified group, given at a special meeting of such Members duly called or by an action by written consent for that purpose. Any vacancy in the Board of Directors caused as a result of such removal or one or more of the events set out in Article 72.1 to 72.4 of any such Director who shall have been elected by a specified group of Members, may be filled by, and only by, the vote of such specified group given at a special meeting of such Members or by an action by written consent, unless otherwise agreed upon among such Members.

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PROCEEDINGS OF DIRECTORS

74.	At all meetings of the Board of Directors at least two thirds (2/3) (exclusive) of all Directors in office (including the Investor Directors) elected in accordance with Article 67 shall be necessary and sufficient to constitute a quorum for the transaction of business, and the vote of a majority of the Directors present (whether in person or by means of a conference telephone or any other equipment which allows all participants in the meeting to speak to and hear each other simultaneously) at any meeting at which there is a quorum, shall be the act of the Board of Directors, except as may be otherwise specifically provided by the Statute, the Memorandum, these Articles. If only one Director is elected, such sole Director shall constitute a quorum. If a quorum shall not be present at any meeting of the Board of Directors, the Directors present thereat may adjourn the meeting, until a quorum shall be present, provided that, if notice of the board meeting and documents in relation to the Board meeting (if any) has been duly delivered to all directors of the Board ten (10) Business Days prior to the scheduled meeting in accordance with the notice procedures hereunder, and the quorum is not present within two (2) hours from the time appointed for the meeting solely because of the absence of any Director, the meeting shall be adjourned to the fifth following day at the same time and place, and if such quorum is not obtained for the adjourned meetings, the directors present at the Board at the second adjourned meeting shall constitute a valid quorum; provided however this shall in no way jeopardize the Member’ rights and interests as provided in Article 8.4 (i.e., when transacting the matters listed in Article 8.4, the consent of the relevant Directors as required under Article 8.4 shall be obtained regardless how a quorum is constituted); provided further that at such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally notified.

75.	Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit, provided, however, that a written notice of each meeting, agenda of the business to be transacted at the meeting and all documents and materials to be circulated at or presented to the meeting shall be sent to all Directors entitled to receive notice of the meeting at least ten (10) Business Days before the meeting and a copy of the minutes of the meeting shall be sent to such Persons.

76.	A Person may participate in a meeting of the Directors or committee of the Board of Directors by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other at the same time. Participation by a Person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the Chairman is at the start of the meeting.

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Board of Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of the Board of Directors as the case may be, duly convened and held.

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77.	Meetings of the Board of Directors may be called by the Chairman of the Board on forty-eight (48) hours’ notice to each Director in accordance with Articles 111 through 115.

78.	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

79.	If at any meeting the Chairman shall not be present within ten (10) minutes after the time appointed for holding the same, the Directors present may choose one of their members to be chairman of the meeting.

80.	All acts done by any meeting of the Directors or of a committee of the Board of Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and qualified to be a Director.

81.	[Intentionally deleted and left blank]

DIRECTORS’ INTERESTS

82.	Subject to Article 85, a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his or her office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

83.	Subject to Article 85, a Director may act by himself or herself or his or her firm in a professional capacity for the Company and such Director or firm shall be entitled to remuneration for professional services as if such Director were not a Director.

84.	Subject to Article 85, a Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as Member or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by such Director as a director or officer of, or from his or her interest in, such other company.

85.	In addition to any further restrictions set forth in these Articles, no Person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested (each, an “Interested Transaction”) be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such Interested Transaction by reason of such Director holding office or of the fiduciary relation thereby established, so long as the material facts of the interest of each Director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith to and are known by the other Directors.

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MINUTES

86.	The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any series of Shares and of the Directors, and of committees of the Board of Directors including the names of the Directors present at each meeting.

DELEGATION OF DIRECTORS’ POWERS

87.	Subject to these Articles, the Board of Directors may establish any committees, and approve the delegation of any of their powers to any committee consisting of one or more Directors, provided that the Investor Directors shall have the right, but not the obligation, to sit on such committee. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another Director to act at the meeting in the place of the absent or disqualified member if such other Director’s appointment is approved or ratified by the Board of Directors.

88.	Any committee, to the extent allowed by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company. Each committee shall keep regular minutes and report to the Board of Directors when required. Subject to these Articles, the proceedings of a committee of the Board of Directors shall be governed by the Articles regulating the proceedings of the Board of Directors, so far as they are capable of applying.

89.	The Board of Directors may also, delegate to any managing Director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by such Person provided that the appointment of a managing Director shall be revoked forthwith if he or she ceases to be a Director. Any such delegation may be made subject to any conditions the Board of Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered.

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90.	Subject to these Articles, the Directors may by power of attorney or otherwise appoint any company, firm, Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him or her.

91.	Subject to these Articles, the Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of an officer’s appointment, an officer may be removed by resolution of the Directors or Members.

NO MINIMUM SHAREHOLDING

92.	There is no minimum shareholding required to be held by a Director.

REMUNERATION OF DIRECTORS

93.	The remuneration to be paid to the Directors, if any, shall be such remuneration as determined by the Board. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of the Board of Directors or committees of the Board of Directors, or general meetings of the Company, or separate meetings of the holders of any series of Shares or debentures of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Board of Directors, or a combination partly of one such method and partly the other.

94.	The Directors may by resolution of the Board approve additional remuneration to any Director for any services other than his or her ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his or her remuneration as a Director.

SEAL

95.	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Board of Directors authorised by the Board of Directors. Every instrument to which the Seal has been affixed shall be signed by at least one Person who shall be either a Director or some officer or other Person appointed by the Directors for the purpose.

96.	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

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97.	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his or her signature alone to any document of the Company required to be authenticated by him or her under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

98.	Subject to the Statute and these Articles, the Directors may declare dividends and distributions on Shares in issue and authorise payment of the dividends or distributions out of the assets of the Company lawfully available therefor. No dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

99.	All dividends and distributions shall be declared and paid according to the provisions of Articles 8 and 9.

100.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) then payable by such Member to the Company on account of calls or otherwise.

101.	Subject to the provisions of Articles 8 and 9, the Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

102.	Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such Person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses or other monies payable in respect of the Share held by them as joint holders.

103.	No dividend or distribution shall bear interest against the Company, except as expressly provided in these Articles.

104.	Any dividend that cannot be paid to a Member and/or that remains unclaimed after six (6) months from the date of declaration of such dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the Member.

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CAPITALIZATION

105.	Subject to these Articles, including but not limited to Article 8, the Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend as set forth in Articles 8 and 9 hereof and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event, the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any Person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

106.	The Directors shall cause proper books of account to be kept at such place as they may from time to time designate with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions. The Directors shall from time to time determine whether and to what extent and at what times and places, and under what conditions or regulations, the accounts and books of the Company or any of them shall be open to inspection of Members not being Directors and no such Member shall have any right of inspecting any account or book or document of the Company except as conferred by the Statute or authorized by the Directors or the Company in general meeting.

107.	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

108.	Subject to Article 8, the Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors, and may fix the Auditor’s remuneration.

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109.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

110.	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an exempted company and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

NOTICES

111.	Except as otherwise provided in these Articles, notices shall be in writing. Notice may be given by the Company to any Member or Director either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to such Member or Director (as the case may be) or to the address of such Member or Director as shown in the Register of Members or the Register of Directors (as the case may be) (or where the notice is given by electronic mail by sending it to the electronic mail address provided by such Member or Director).

112.	Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre- paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days (not including Saturdays or Sundays or public holidays) after the letter containing the same is sent as aforesaid. Where a notice is sent by fax to a fax number provided by the intended recipient, service of the notice shall be deemed to be effected when the receipt of the fax is acknowledged by the recipient. Where a notice is given by electronic mail to the electronic mail address provided by the intended recipient, service shall be deemed to be effected when the receipt of the electronic mail is acknowledged by the recipient.

113.	A notice may be given by the Company to the Person or Persons that the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices that are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

114.	Notice of every general meeting shall be given in any manner hereinbefore authorised to every Person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every Person upon whom the ownership of a Share devolves by reason of his or her being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his or her death or bankruptcy would be entitled to receive notice of the meeting, and no other Person shall be entitled to receive notices of general meetings.

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115.	Whenever any notice is required by law or these Articles to be given to any Director, member of a committee or Member, a waiver thereof in writing, signed by the Person or Persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

WINDING UP

116.	If the Company shall be wound up, assets available for distribution amongst the Members shall be distributed, in accordance with Articles 8.2.

117.	If the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and, subject to Articles 8, determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

INDEMNITY

118.	To the maximum extent permitted by applicable law and any indemnification agreement, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses that they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty, and no such Director or officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director or officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other Persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his or her office or trust unless the same shall happen through the fraud or dishonesty of such Director or officer or trustee. Except with respect to proceedings to enforce rights to indemnification pursuant to this Article, the Company shall indemnify any such indemnitee pursuant to this Article in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article 118 shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent provided by, and subject to the requirements of, applicable law, so long as the indemnitee agrees with the Company to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article.

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119.	To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty respectively.

FINANCIAL YEAR

120.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on the 31st of December in each year and, following the year of incorporation, shall begin on the 1st of January in each year.

TRANSFER BY WAY OF CONTINUATION

121.	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

REDEMPTION FOR NON-COMPLIANCE

122.	Subject to the provisions of the Statute and these Articles, the Board may authorize the redemption or purchase by the Company of its own Shares in such manner and on such terms as it think fit and may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

SUPREMACY CLAUSE

123.	If any provisions of these Articles at any time conflict with any of the provisions of the Shareholders Agreement, the provisions of the Shareholders Agreement shall prevail as a matter between shareholders only and the shareholders of the Company shall whenever necessary exercise all voting and other rights and powers available to them to procure the amendment of these Articles to the extent necessary to permit the control, direction, business and affairs of the Company and matters pertaining to the rights of shareholders of the Company to be carried out in accordance with the Shareholders Agreement.

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Filed: 26-Aug-2021 10:05 EST
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